PIC INVESTMENT TRUST
                                  AMENDMENT TO
                            ADMINISTRATION AGREEMENT

     AGREEMENT, dated as of 31st day of March, 1999 by and between PIC Investment Trust, a Delaware business trust (the "Trust") and Provident Investment Counsel ("PIC"), a California corporation.

     WHEREAS, there is an existing Administration Agreement dated June 11, 1992 (the "Agreement") between PIC Investment Trust (the "Trust") and Provident Investment Counsel ("PIC"); and

     WHEREAS, the Agreement provides for PIC to provide certain services to the Trust, as more fully described in the Agreement; and

     WHEREAS, the Trust has organized additional series;

     NOW, THEREFORE, the Trust and PIC agree to amend the Agreement as follows;

     1. The document attached as Appendix A to this Amendment supersedes any and all existing fund listings and shall constitute the Appendix A to the Agreement and

     2. PIC shall render the services described in, and shall assume the obligations set forth in, the Agreement on behalf of the funds listed in Appendix A; and

     3. the Trust shall pay PIC and PIC agrees to accept as full compensation for the services rendered by PIC on behalf of the funds in Appendix A, a fee, payable monthly, and computed based on the value of the total net assets of the Trust at the annual rate of 0.20% of the average daily net assets of such net assets.; and

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.
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PIC INVESTMENT TRUST

By: /s/ Douglass B. Allen
   ------------------------
Name: Douglass B. Allen


PROVIDENT INVESTMENT COUNSEL

By: /s/ Douglass B. Allen
   ------------------------
Name: Douglass B. Allen

                                   APPENDIX A


The funds covered by this Amendment as of March 31, 1999.

         Provident Investment Counsel Pinnacle Balanced Fund A

         Provident Investment Counsel Pinnacle Growth Fund A

         Provident Investment Counsel Pinnacle Mid Cap Fund A

         Provident Investment Counsel Pinnacle Small Company Growth Fund A

         Provident Investment Counsel Pinnacle Balanced Fund B

         Provident Investment Counsel Pinnacle Growth Fund B

         Provident Investment Counsel Pinnacle Mid Cap Fund B

         Provident Investment Counsel Pinnacle Small Company Growth Fund B

         Provident Investment Counsel Growth Fund I

         Provident Investment Counsel Small Company Growth Fund I

         Provident Investment Counsel Small Cap Growth Fund I